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March 1, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-1004

     ATTN. Mr. Mark Cowan
           Document Control - EDGAR

     RE:  RiverSource Variable Series Trust
               Disciplined Asset Allocation Portfolios - Aggressive
               Disciplined Asset Allocation Portfolios - Moderately Aggressive Disciplined Asset Allocation Portfolios - Moderate
               Disciplined Asset Allocation Portfolios - Moderately Conservative Disciplined Asset Allocation Portfolios - Conservative RiverSource Variable Portfolio - Balanced Fund
               RiverSource Variable Portfolio - Cash Management Fund
               RiverSource Variable Portfolio - Core Equity Fund
               RiverSource Variable Portfolio - Diversified Bond Fund RiverSource Variable Portfolio - Diversified Equity Income Fund RiverSource Variable Portfolio - Dynamic Equity Fund
               RiverSource Variable Portfolio - Global Bond Fund
               RiverSource Variable Portfolio - Global Inflation Protected
                  Securities Fund
               RiverSource Variable Portfolio - High Yield Bond
               Fund RiverSource Variable Portfolio - Income Opportunities Fund RiverSource Variable Portfolio - Mid Cap Growth Fund
               RiverSource Variable Portfolio - Mid Cap Value Fund
               RiverSource Variable Portfolio - S&P 500 Index Fund
               RiverSource Variable Portfolio - Short Duration U.S.
                  Government Fund
               Seligman Variable Portfolio - Growth Fund
               Seligman Variable Portfolio - Larger-Cap Value Fund
               Seligman Variable Portfolio - Smaller-Cap Value Fund
               Threadneedle Variable Portfolio - Emerging Markets Fund Threadneedle Variable Portfolio - International Opportunity Fund Variable Portfolio - Davis New York Venture Fund
                  (formerly RiverSource Partners Variable Portfolio - Fundamental Value Fund)
               Variable Portfolio - Goldman Sachs Mid Cap Value Fund
                  (formerly RiverSource Partners Variable Portfolio - Select Value Fund)
               Variable Portfolio - Partners Small Cap Value Fund
                  (formerly RiverSource Partners Variable Portfolio - Small Cap Value Fund)

          Post-Effective Amendment No. 7
          File No. 333-146374 / 811-22127

Dear Mr. Cowan:

Registrant is filing Post-Effective Amendment No. 7 on Form N-1A pursuant to Rule 485(a)(1) for the following purposes:

     1.   to comply with the amendments to Form N-1A; and

     2.   to add Class 1 and Class 2 to the following funds:

          RiverSource Variable Portfolio - Cash Management Fund
          RiverSource Variable Portfolio - Diversified Bond Fund
          RiverSource Variable Portfolio - Diversified Equity Income Fund RiverSource Variable Portfolio - Dynamic Equity Fund
          RiverSource Variable Portfolio - Global Bond Fund
          RiverSource Variable Portfolio - Global Inflation Protected
             Securities Fund
          RiverSource Variable Portfolio - High Yield Bond Fund

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          RiverSource Variable Portfolio - Income Opportunities Fund
          RiverSource Variable Portfolio - Mid Cap Growth Fund
          RiverSource Variable Portfolio - Mid Cap Value Fund
          RiverSource Variable Portfolio - Short Duration U.S. Government Fund Seligman Variable Portfolio - Growth Fund
          Seligman Variable Portfolio - Larger-Cap Value Fund
          Seligman Variable Portfolio - Smaller-Cap Value Fund
          Threadneedle Variable Portfolio - Emerging Markets Fund
          Threadneedle Variable Portfolio - International Opportunity Fund Variable Portfolio - Davis New York Venture Fund
          Variable Portfolio - Goldman Sachs Mid Cap Value Fund
          Variable Portfolio - Partners Small Cap Value Fund

If you have any questions regarding this filing, please contact Christopher O. Petersen at 612-671-4321 or Anna Butskaya at 612-671-4993.

Sincerely,


/s/ Scott R. Plummer
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Scott R. Plummer
Vice President, General Counsel and
Secretary
RiverSource Variable Series Trust